Exhibit 21.1

SUBSIDIARIES OF FAIRWAY GROUP HOLDINGS CORP.

Subsidiary	Jurisdiction of Incorporation or Formation
Fairway Group Acquisition Company	Delaware
Fairway Bakery LLC	Delaware
Fairway Broadway LLC	Delaware
Fairway Construction Group, LLC	New York
Fairway Douglaston LLC	Delaware
Fairway East 86th Street LLC	Delaware
Fairway eCommerce LLC	Delaware
Fairway Group Central Services LLC	Delaware
Fairway Group Plainview LLC	Delaware
Fairway Kips Bay LLC	Delaware
Fairway Nanuet LLC	Delaware
Fairway Paramus LLC	Delaware
Fairway Pelham LLC	Delaware
Fairway Pelham Wines & Spirits LLC	Delaware
Fairway Red Hook LLC	Delaware
Fairway Stamford LLC	Delaware
Fairway Stamford Wines & Spirits LLC	Delaware
Fairway Uptown LLC	Delaware
Fairway Westbury LLC	Delaware
Fairway Woodland Park LLC	Delaware